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                                EXHIBIT 23.1


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Standard Brands Paint Company for the registration of 3,392,008 shares of its common stock, 1,570,049 shares of its Series A Preferred Stock and 12,616,970 of common stock issuable upon conversion of the Series A
Preferred Stock and to the incorporation by reference therein of our report dated April 7, 1995, with respect to the consolidated financial statements of Standard Brands Paint Company included in its Annual Report (Form 10-K) for the year ended January 29, 1995, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP


Los Angeles, California
June 2, 1995